Exhibit 17.1

December 29, 2009

Board of Directors

Glacier Enterprises, Inc.

2000 Hamilton Street, #943

Philadelphia, PA 19130

Re: Resignation from Board of Directors

To the Board of Directors:

Please be advised that I hereby resign as member of the Board of Directors of Glacier Enterprises, Inc., a Delaware corporation, effective immediately.

Very truly yours,

/s/ William Tay

_______________________________

William Tay